Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET ADDS JOSEPH O’LEARY TO ITS BOARD OF DIRECTORS

PHOENIX, Ariz. – (Globe Newswire) – October 30, 2017 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the addition of Joseph (Joe) O’Leary to its board of directors.

“We are excited to welcome a seasoned executive like Joe O’Leary to our board,” said Amin Maredia, chief executive officer and a director of Sprouts Farmers Market. “Joe’s strategic acumen and deep merchandising and supply chain experience with successful growth-oriented retailers will be a great asset to our company and our board.”

O’Leary currently serves on the board of directors of Francesca’s Holding Corp. (Nasdaq: FRAN), a growing specialty retailer which operates a nationwide-chain of boutiques, and PetSmart, Inc., the largest specialty pet retailer of services and solutions for the lifetime needs of pets. O’Leary previously served in various executive leadership roles with PetSmart, including most recently as president and chief operating officer, as well as executive vice president of merchandising, marketing, supply chain and strategic planning. Before joining PetSmart, O’Leary served as chief operating officer of Human Touch, LLC, and senior vice president, supply chain strategy and global logistics of Gap Inc. (NYSE: GPS).

“Sprouts has become a leader in its industry by making healthy living easy and affordable,” said O’Leary. “This is an exciting time to join Sprouts, and I am thrilled to work with the board and management team to help lead the company on the journey ahead.”

Corporate Profile

Sprouts Farmers Market, Inc. specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Headquartered in Phoenix, Arizona, Sprouts employs more than 27,000 team members and operates more than 280 stores in 15 states from coast to coast. For more information, visit sprouts.com or @sproutsfm on Twitter.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

10/30/17